Exhibit 10.24

Hawker Beechcraft Corporation 9709 E Central P.O. Box 85 Wichita, Kansas 67201-0085 USA

December 16, 2008

Mr. James K. Sanders

1836 Paddock Green Ct.

Wichita, KS 67206

Dear Jim:

The following confirms the terms of your continued employment with the Company in the position of VP of Finance for Hawker Beechcraft Corporation reporting to Sid Anderson, Chief Financial Officer. The position will have a bi-weekly rate of pay of $9,230.77 which, if annualized, equals a base salary of $240,000. Your new role and pay rate will commence immediately.

In addition, the following terms are agreed:

•	Your Employment Agreement, dated March 26, 2007, with Hawker Beechcraft Corporation (the “Employment Agreement”), be and hereby is terminated and is of no further force and effect.

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Your 2008 Management Incentive Plan (MIP) bonus will be based on the salary and bonus target that was set forth in the Employment Agreement, specifically, $275,000 base pay and seventy-five percent (75%) target bonus. In all other respects, the MIP pay-out for your individual 2008 bonus will operate strictly in accordance with any and all MIP requirements as to funding targets, achievement of financial and non-financial goals, and discretionary decision-making by the Compensation Committee and/or management. For 2009 and thereafter, you will be entitled to participate in the MIP at a target bonus of fifty percent (50%) of base pay.

•	You will be eligible for future salary increases as per standard Company practice and policy, based on Company and individual performance.

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You will receive 4 weeks of vacation annually. In addition, you will be paid a lump sum, at the first pay period in January of 2009, for the remainder of your accrued vacation time of four (4) weeks, less $2,694 excess compensation offset, as agreed.

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If your employment with the Company is terminated by the Company, except for cause, at any time within eighteen (18) months from the date that the Compensation Committee of the Board of Directors approved these new compensation terms, specifically November 7, 2008, you shall be entitled to receive a severance benefit in the amount of one (1) year of base pay. For the avoidance of doubt, this salary continuation will include only base salary and not any bonus or MIP target payment. If you elect to receive the severance benefit in the form of payroll continuation for one year, you will also be entitled to benefits continuation for the same one-year period. You may, alternatively, by written notice, elect to receive the severance benefit in a lump sum, cash payment, in which case there would be no attendant benefits continuation.

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You agree to forfeit a total of 30,000 unvested options from the discretionary grant(s) awarded to you by the Company, to be spread equally among Time-Vesting, Performance-Vesting, Type A and Performance-Vesting, Type B options, and spread equally among such options with respect to vesting over the target years 2009, 2010 and 2011.

James K. Sanders

December 16, 2008

This sets forth the entire understanding between you and the Company related to your employment and merges all prior representations. No modification to these terms will be effective unless in writing and signed by both you and an authorized Company representative. If you believe any of the terms or conditions in this letter are not consistent with your understanding, please speak to me or Gail Lehman before signing.

Jim, I am glad that we were able to work out the conditions of this new arrangement and that we can look forward to you remaining a part of the Hawker Beechcraft team.

Please sign below to signify your acceptance of these terms and conditions and return a copy of the letter to me. Thank you.

Sincerely,

/s/ Rich Jiwanlal
Rich Jiwanlal
VP – Human Resources

I hereby accept these terms and conditions of employment. I understand that my acceptance of the terms and conditions set forth in this letter does not constitute an employment contract and that my employment with Hawker Beechcraft Corporation may be terminated, either by my employer or myself at anytime, for any reason, with or without notice.

Signature /s/ James K. Sanders	Date 12/18/2008